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The following material was made available on a Web site by Jim Ginsburg a nominee for Class B-1 director of CME Group on or about March 24, 2010.

Perhaps the best validation of my candidacy for the CME Group Board of Directors is testimony from others. Please read what these respected industry participants have to say about me:

“I earn a livelihood by trading through the CME and am invested in A & B shares. I’ve known Jim since he first stepped on the trading floor nearly 30 years ago. He is smart, has good judgment and understands all aspects of our business. Jim will be a valuable member of the CME Board.”

James Coplan (“JPC”), Member since 1984

“Jim and his group are terrific. They understand the options industry and they are focused on the trends and the regulatory developments that will shape the markets in the coming years. Jim would be an asset to the CME Board”

David Fisher

Chief Executive Officer, OptionsXpress, Inc.

“Jim was on the CME floor with me for 20 years before he left to build his investment business. He was known for making fair markets and is remembered for his integrity. His word was his bond.”

Bill Brannigan (“WPB”), Member since 1983

“I met Jim while trading on the CME floor 25 years ago. Over the years, he has worked hard to understand complicated industry issues and has been energetic in that pursuit. I am a trader as well as an A and B share owner. I believe having Jim on the Board will help harmonize the many competing interests of our membership for the benefit of us all.”

Steve Helms (“SH”), Member since 1979

“Jim will bring energy and dedication to his role as a CME Group Director. He has shown an understanding of the issues facing all of the different CME constituencies and a real willingness to listen and learn from the Members.”

Steven Tumen,

Chief Executive Officer, Equitec Group LLC

The following is a transcript of a video made available on the Web site.

I’m Jim Ginsburg and I’m running for election to the CME Group Board of Directors. Thank you for taking the time to visit my website and giving me the opportunity to tell you about myself and my unique qualifications for the CME board.

In terms of my background, I have been involved with CME since the 1970s when I worked as a clerk on the floor over summers in high school and college. Beginning in 1981, I became an independent local trader and I purchased my first CME membership in 1984; that is the B-1 membership I still own to this day. Trading at the mercantile exchange, primarily in the S&P pit, was my full-time job from 1981 until 2004.

In 2001, when many members were looking to sell their CME memberships and seat prices had declined, I began to look at CME as a potential investment based on its value as a for-profit company. I determined that CME would be a great place to invest additional capital and began to increase my ownership stake in CME memberships. I believed then and continue to believe now, that CME, one of the most valuable exchanges in the world, is a great institution, with tremendous potential to create additional value for its shareholders, members and customers well into the future.

Over the next several years, I systematically analyzed various exchanges in the U.S. and made several significant investments in these exchanges based on my work. In order to leverage my investment activities in the exchange space, in 2004, I founded Vernon & Park Capital, a private equity/venture capital firm that is focused on investments in companies in the financial markets. This role has given me a broad understanding of industry developments, not only in futures markets, but also in the cash and options markets, whether traded at an exchange or over-the-counter, in the US, as well as in other parts of the world.

I, along with members of my team at Vernon & Park Capital, spend our days meeting with entrepreneurs with new technologies or products and with leaders of some of the industry’s most successful companies. We spend time analyzing new ideas and monitoring industry advancements. We attend many of the important industry conferences and spend countless hours researching industry developments. My work requires that I stay abreast of current developments and it is this market knowledge that I would bring to the exchange.

Since demutualization nearly 10 years ago, our membership has evolved. The membership no longer resides exclusively on the CME floor; members are often found “upstairs”, in offices in Chicago, as well as in offices around the globe. CME is a global exchange and our membership now reflects the globalization of our business. This evolution and dispersion of our membership will continue.

As a result of globalization, electronic trading and demutualization, the CME membership group often has competing interests: Today, many members are customers as well as owners of the exchange. What might potentially benefit a member as a customer may not necessarily benefit the member as a shareholder or vice versa. Members trade in different manners; a rule change may benefit one type of member to the detriment of another.

In aggregate though, all members are contributing in some way to what is arguably the greatest liquidity pool on earth. I believe that the liquidity sum of CME’s diverse, complex membership is the greatest asset an exchange can have. And it is an asset that must be protected,

My day to day activities have put me in touch with many types of CME members including individual floor traders, upstairs traders, large and small proprietary trading firms, buy and sell side trading desks, and large global institutions. Uniquely, I have a solid understanding of the many different facets of our membership and an appreciation for the tremendous liquidity that our customers provide.

As a member of the CME board, I will bring a true understanding of the varied needs of our diverse membership as well as an insight into the dynamic trends of our industry. I believe this knowledge base will allow me to help CME to take advantage of attractive global opportunities that may be available and to help shape the strategy for the future.

Please feel free to contact me if you would like to talk. I am available to answer any questions you might have. Thank you for your time.

Jim Ginsburg (JSG)

March 24, 2010

The Value of Members -- “If CME Builds It, We Will Trade It!”

At a CME Group analyst day in October 2009, an event hosted by CME Group to explain to Wall Street the “CME story,” a remarkable insight was revealed to the analysts by a representative of a CME member trading firm. He stated:

“It’s like the movie ‘Field of Dreams.’

If CME builds it, clears it, puts it on our screens -- we will trade it.”

The analysts listened and then continued to focus their questions on how rate-per-trade metrics, expense reductions, and other CME initiatives would affect the next quarter’s earnings. Their focus on short-term earnings showed that they truly missed the significance of the CME member’s statement.

Forming liquidity is very difficult. It requires a strong working relationship among three key participants: exchanges, market-makers, and order-originators. Operating together, these three groups contribute the requirements for successful markets and value creation. Without one of these parties, liquid and transparent markets do not materialize. Exchanges provide the foundation for success; they assemble the pieces including tradable products, market access and connectivity, market data generation and dissemination, technology, and a regulatory framework that gives users confidence in the fairness and safety of the market. However, even when exchanges take these necessary steps to attract order-flow, an exchange still needs dedicated traders to provide liquidity in order to be successful.

In the course of our investing activities at my firm, Vernon & Park Capital, L.P., we often come across companies with great ideas for creating new markets. We evaluate many management presentations from companies that have state of the art technology and interesting new products that solve a clear market need. Yet, we have come to learn that the odds of succeeding are low if there is no clear path to building liquidity. These firms do not have all three important ingredients for success; they do not have a liquidity pool akin to the CME membership “on call” to drive volume.

Other exchanges, understanding the challenges to forming liquidity, try to create incentives for liquidity provision. They institute low fee or no fee programs or they might invert the fee structure, actually paying the liquidity providers to trade on the platform. Sometimes, they even give away equity in the exchange as they understand the high value of liquidity provision.

With foresight many years ago, CME created memberships that provided various financial incentives to those who chose to become members. In forming the membership, they created a loyal pool of liquidity that was a key to building successful markets. As you know, this relationship between the exchange and its members has been wildly successful. In 2009, CME Group traded 10.3 million contracts per day, or over 11 times the approximately 900 thousand contracts traded daily just ten years ago. CME Group, currently valued at approximately $21 billion, is the most valuable exchange in the world in terms of market capitalization.

Scrutinizing the composition of current CME Group volume reveals some interesting facts. According to CME Group, in 2009, its total trading volume was 2.6 billion contracts with 75% of that volume traded by its members. Based on other information made available by CME Group, during 2009, smaller member firms and individual traders accounted for more than 20% of the overall trading volume in legacy CME and CBOT products. Assuming that the same customer base is responsible for 20% of the CME’s overall ADV, smaller member firms and individual traders would account for approximately 2.1 million contracts on average per day. This would represent more than two times the average daily volume of futures traded at IntercontinentalExchange in 2009!

These statistics tell me that our membership likely represents the deepest liquidity pool on the globe and that even the smaller participants, in aggregate, represent an ocean of liquidity.

CME’s long-term success depends on the liquidity provided by its members. The value of this liquidity is immense and is difficult to replicate or move. CME Group members, including you as B-1 members of the CME exchange, provide the overwhelming majority of this liquidity and the value that this liquidity creates is evident in the value of the CME Group stock.

The Wall Street analysts missed the significance of the relationship between CME and its membership. The opportunity to create wealth through global transaction growth, matching and/or clearing, is immense and CME has a built in pool of liquidity to help it develop and take advantage of these opportunities.

If continued to be managed and cultivated properly, the relationship between CME and its members will continue to create wealth for both shareholders and members. It is incumbent on CME and its members to recognize the value that each party brings to this business model. CME must continue to build its business and create trading opportunities for its members; in return, the members will continue to provide liquidity. The amount of this liquidity will be driven by, among other things, membership values and a balanced transaction pricing scheme that will continue to generate support for CME initiatives. So long as the relationship remains balanced, the benefits will continue to flow.

My background as a trader, long-time CME member, and exchange and financial technology investor is unique. I understand the activities of the evolving membership including floor traders, small “upstairs” trading members, and the large and small trading firms. If I am elected to serve on the Board of CME Group, I will view it as my role to try to balance this relationship in a way that continues to build value for both the CME shareholders and its members, recognizing that success for both is critical to the ongoing growth of the exchange. “If CME builds it, we will trade it!”

Information made available on the Web site www.vernonpark.com, except for the information that specifically relates to my nomination for Class B-1 director of CME Group, does not constitute a part of this solicitation.

Legend

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CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of the Shareholders to be held on May 5, 2010. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group, Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Member Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meetings.

The preceding materials was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions have approved or sanctioned by any of them.